OTCBB Symbol – ZORM
CUSIP – 98977W 20

Zoro Mining Corp. Announces Agreement to Acquire Gold Exploration Property in Peru

TUCSON, ARIZONA--(Marketwire - 02/23/10) - Zoro Mining Corp. (OTC.BB:ZORM - News) ("Zoro", the "Company") announces that it has entered into an Asset Purchase Agreement dated February 22, 2010, with two vending parties to acquire a 100% interest in three property mineral exploration concessions covering approximately 1,500 hectares as an extension to the Company’s existing Yura gold prospect located 30 kilometers west of Arequipa, Peru (the “Fortuna Properties ”). The Fortuna Properties target precious metals and are comprised of three concessions that are accessible year round via paved highway and improved roads. Harold Gardner, an officer and Director of the Company, is an indirect minority shareholder of one of the vending parties.

Subject to final due diligence, the lifting of its Cease Trade Order effective only in British Columbia, Canada, and other customary closing conditions, the Company plans to (i) issue 6,000,000 restricted shares of its common stock to the Vending Parties; (ii) pay to the Vending Parties $100,000 prior to the closing of the acquisition, $125,000 at the  closing date, and $100,000 six months from the closing date; and (iii) grant to the Vending Parties, a 2.5% net smelter return ("NSR") royalty on the proceeds of any production from the Fortuna Properties capped at $20,000,000, 1.5% of which can be repurchased by the Company at any time before commencement of any production for the sum of $8,000,000. The NSR also calls for an advance minimum yearly payment of $100,000 to the Vending Parties, which amounts are credited against any royalties ultimately payable.

About Fortuna and Yura: The three concessions comprising the Fortuna mineral exploration prospect cover nearly 1,500 hectares. The area is highly fractured, cut by fault zones, and is prospective for a surface gold deposit. Fortuna has only recently been accessible, as road building by Zoro during 2009 opened up the Fortuna area and allowed Zoro to recognize its mineral potential. Since that time, the Company has conducted initial reconnaissance and surface sampling, and has identified a target area at Fortuna for initial detailed exploration for precious metals. From the Company’s perspective, this target area would be a higher priority for immediate exploration than anything yet identified to date on its contiguous Yura concessions.

Zoro has been mapping and building roads in its  4,900 acre Yura concessions since 2007, and has also done some selective trenching,  drifting and surface sampling along strike of several veins on these  concessions. Work done to date indicates that Yura is prospective for gold, but full-scale exploration and testing would be needed before the complete precious metals exploration potential can be determined.

The Company has under preparation through its Qualified Person, John Hiner, L.P Geo., a NI 43-101 Technical Report on the Yura project, including Fortuna, and plans subject to financing and closing of the acquisition, to commission exploration programs focusing on the precious metal potential of the surface portions of these properties.

About Zoro Mining Corp.: Zoro is an exploration stage company engaged in the acquisition and exploration of precious metal properties in Mexico and South America. Zoro's main holdings are in the Fritis, Piedra Parada, Don Beno, Escondida, Costa Rica, and Rio Sur Districts in Chile, and the Yura District in Peru.

The Qualified Person responsible for the technical content of this news release is John Hiner, L.P.Geo., who has reviewed and approved the details contained herein.

SAFE HARBOR STATEMENT

This document contains "forward-looking statements". Statements in this document, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that (i) the Company will close the acquisition of the Fortuna property the Company will finalize definitive agreements on the various properties, (ii) the the Fortuna property, (ii) the Cease Trade Order in British Columbia will be lifted; (iii) the Fortuna and Yura properties contain targets prospective for precious metals exploration; (iv) the Company will implement and carry out certain development plans, (v) the Company will become a significant player in the precious metals exploration business, (vi) the Company will be successful in establishing production mining operations for any of its future projects, and (vii) the Company will acquire the rights to other projects or assets.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the failure to complete the acquisitions indicated for any reason, (ii) the continued demand for precious and base metals, (iii) the failure by the Company to identify and acquire other mineral projects of merit, (iv) the failure to raise any proceeds necessary to complete any acquisitions of any other mineral projects or to develop the property interests, (v) the uncertainty of the requirements demanded by environmental agencies, (vi) the Company's ability to raise debt or equity financing for operations, (vii) the Company's ability to maintain qualified employees or consultants, and (viii) the likelihood that no commercial quantities of precious or base metals are found or recoverable on any properties in which the Company expects to gain an interest. The risks and uncertainties that could affect future events or the Company's future financial performance are more fully described in the Company's quarterly reports (on Form 10Qfiled in the United States), the Company's annual reports (on Form 10K in the United States) and the other recent filings on Form 8K filed in the United States. These filings are available at www.sec.gov in the United States.

This memorandum is based upon information supplied by Zoro Mining Corp. This memorandum does not purport to be all inclusive or to contain all the information that a prospective investor may desire. No representation or warranty is made as to the accuracy or completeness of any of the information contained herein. Each recipient of this memorandum agrees that all of the information contained herein is of a confidential nature, that they will treat it in a confidential manner, and that they will not directly or indirectly, disclose, permit their agents or affiliates to disclose, any of such information without the prior written consent of the Company. Neither this memorandum, nor its delivery to any prospective investor, shall constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall this memorandum be construed to indicate that there has been no change in the affairs of the Company since the date hereof.

Contact:

Contact North America:  Investor Relations, Zoro Mining Corp., Halsey Johnston
Phone: Toll Free (800) 877-1626; or (604) 606-7967
Fax: (604) 606-7980
e-mail: hjohnston@sweetwatercapital.net